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                                                                    Exhibit 99.1

                                   CD&L, Inc.
                                80 Wesley Street
                          South Hackensack, N.J. 07606



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408

April 15, 2002

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, CD&L, Inc. (the "Company") has obtained a letter of representation from Arthur Andersen LLP ("Andersen") with respect to Andersen's audit of the Company's consolidated financial statements for the year ended December 31, 2001. Andersen's letter certifies that the audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

Very truly yours,

/s/ Russell J. Reardon
----------------------
Russell J. Reardon
Chief Financial Officer
CD&L, Inc.


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